Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Organization

Critical Homecare Solutions, Inc.	Delaware

Specialty Pharma, Inc.	Delaware

Professional Home Care Services, Inc.	Delaware

New England Home Therapies, Inc.	Massachusetts

Deaconess Enterprises, Inc.	Ohio

Deaconess HomeCare, Inc.	Delaware

South Mississippi Home Health, Inc.	Mississippi

South Mississippi Home Health, Inc. – Region I	Mississippi

South Mississippi Home Health, Inc. – Region II	Mississippi

South Mississippi Home Health, Inc. – Region III	Mississippi

Regional Ambulatory Diagnostics, Inc.	Ohio

Elk Valley Professional Affiliates, Inc.	Tennessee

Elk Valley Home Health Care Agency, Inc.	Tennessee

Gericare, Inc.	Tennessee

Cedar Creek Home Health Agency, Inc.	Tennessee

Elk Valley Health Services, Inc.	Tennessee

Infusion Partners, Inc.	Ohio

Applied Health Care, Inc.	Delaware

East Goshen Pharmacy, Inc.	Pennsylvania

Infusion Partners of Brunswick, Inc.	Georgia

Infusion Partners of Melbourne, Inc.	Georgia

Knoxville Home Therapies, LLC	Tennessee

Infusion Solutions, Inc.	New Hampshire